Filed Pursuant to Rule 433(d)
Supplementing the Preliminary Prospectus Supplement dated October 29, 2008
Registration Nos. 333-131761,
333-131761-01 and 333-131761-02
FREE WRITING PROSPECTUS
Dated October 29, 2008
Pricing Term Sheet
Reinsurance Group of America, Incorporated
$301,621,000
8,900,000 Shares of Class A Common Stock

Issuer:	Reinsurance Group of America, Incorporated

Symbol:	RGA.A (New York Stock Exchange)

Size:	$301,621,000

Shares offered:	8,900,000 shares of class A common stock

Over-allotment option:	1,335,000 shares of class A common stock

Shares outstanding after offering:
42,784,734 shares of class A common stock as of September 30, 2008 if over-allotment option is not exercised
44,119,734 shares of class A common stock as of September 30, 2008 if over-allotment option is exercised in full

Price to public:	$33.89 per share

Net proceeds:	$288,302,108 (after deducting the underwriters’ discount and estimated offering expenses)

Trade date:	October 29, 2008

Closing date:	November 4, 2008

CUSIP No.:	759351406

Joint Book-Running Managers:	Credit Suisse Securities (USA) LLC Morgan Stanley & Co. Incorporated

Lead Manager:	Fox-Pitt Kelton Cochran Caronia Waller (USA) LLC

The issuer has filed a registration statement (including a preliminary prospectus supplement dated October 29, 2008 and an attached prospectus dated September 24, 2008) with the SEC for the offering to which this communications relates. Before you invest, you should read the prospectus relating to the registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC web site at www.sec.gov. Alternatively, copies of the final prospectus and prospectus supplement relating to the shares of class A common stock offered in this offering may be obtained by contacting Credit Suisse Securities (USA) LLC, Attention: Prospectus Department, One Madison Avenue, New York, NY 10010, telephone: (800) 221-1037, or from Morgan Stanley & Co. Incorporated, c/o Prospectus Department, 180 Varick Street 2/F, New York, NY 10014 or by email at prospectus@morganstanley.com.
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